UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 28, 2022

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	82-5089826
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

One Research Court, Suite 450

Rockville, Maryland 20850

(Address Of Principal Executive Offices) (Zip Code)

240-430-4212

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.00001 per share	SHPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2022, the board of directors (the “Board”) of Shuttle Pharmaceuticals Holdings, Inc., a Delaware Corporation (the “Company”), based upon the recommendation of the Board’s Nominating and Corporate Governance Committee, approved the appointment of Bette Jacobs, Ph.D. to the Board. The Board determined that Dr. Jacobs qualifies as an “Independent Director” under Nasdaq Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities Exchange Act, as amended. Further, the Board appointed Dr. Jacobs to serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Dr. Jacobs will fill the Board seat vacated by William Adkins, an independent director, whose term of service ended effective as of October 28, 2022.

The biographical information of Dr. Jacobs is set forth below.

Bette Jacobs, Ph.D. Dr. Jacobs is an experienced researcher, administrator and businesswoman currently serving as a professor in the department of health systems administration at Georgetown University and as a distinguished scholar at the O’Neill Institute for National and Global Health Law. Dr. Jacobs holds her Ph.D. from the University of Texas and is noted for her groundbreaking transdisciplinary and cross-sector work in systems design. As a voting member of the Cherokee Nation, she has lifetime involvement in equity programs and has testified before Congress. In addition to serving on several start-up boards, Dr. Jacobs founded the National Coalition of Ethnic Minority Nurse Associations funded by the NIH National Institute of General Medical Sciences. Prior to her current role at Georgetown, she served as dean at the Georgetown School of Nursing and Health Studies, vice president for Honda of America Manufacturing, associate director of applied research at UAB Civitan International Research Center, and acting dean of graduate studies and research at California State University. She has been a fellow and visiting professor at the University of Oxford and an academic guest scholar and lecturer at several acclaimed universities worldwide. Her wealth of experience in research, administration and serving on boards coupled with her unique background and perspectives makes her ideally suited to serving as a member of our Board.

For serving as a director for the Company, Dr. Jacobs will receive a cash payment of $25,000 per annum, distributed in quarterly installments, plus a grant of $100,000 worth of restricted stock units (“Restricted Stock Units”), as calculated based on the stock’s closing price on the date of grant, issuable under the Company’s 2018 Equity Incentive Plan, which will vest in three equal installments as follows: one-third on the date of execution and one-third on each of the next two anniversaries of her appointment to the Board. The vesting schedule and further details as to the compensation arrangement for Dr. Jacobs is described in the director offer letter between the Company and Dr. Jacobs, effective as of October 28, 2022, a form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Dr. Jacobs and the Company, and Dr. Jacobs has not engaged in any related party transactions with the Company within the past three years.

The press release announcing the appointment of Dr. Jacobs to the Company’s Board is attached hereto as Exhibit 99.1.

2

5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 28, 2022, the Board approved the adoption of a second amended and restated bylaws of the Corporation (the “Second Amended and Restated Bylaws”) for the purpose of updating Article III to the bylaws to reduce the term of service for directors from three years to one year. The foregoing description of the Second Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to such bylaws, which are attached as Exhibit 3.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws, as adopted October 28, 2022
10.1	Form of Director Offer Letter
99.1	Press Release Announcing the Appointment of Bette Jacobs to the Board of Directors

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2022

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo
Title:	Chief Executive Officer

4